Exhibit 99.1

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FEBRUARY 25, 2011 THROUGH DECEMBER 31, 2011 AND THE PERIOD JANUARY 1, 2011 THROUGH FEBRUARY 24, 2011

GLOSSARY OF TERMS

The following abbreviations and acronyms are used in this report to identify FirstEnergy Corp. and its current and former subsidiaries:

AE	Allegheny Energy, Inc., a Maryland utility holding company that merged with a subsidiary of FirstEnergy on February 25, 2011
AE Supply	Allegheny Energy Supply Company, LLC, an unregulated generation subsidiary of AE
AGC	Allegheny Generating Company, a generation subsidiary of AE Supply
Allegheny	Allegheny Energy, Inc., together with its consolidated subsidiaries
CEI	The Cleveland Electric Illuminating Company, an Ohio electric utility operating subsidiary
FE	FirstEnergy Corp., a public utility holding company
FES	FirstEnergy Solutions Corp., which provides energy-related products and services
FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility operating subsidiary
ME	Metropolitan Edison Company, a Pennsylvania electric utility operating subsidiary
Merger Sub	Element Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of FirstEnergy until the completion of the merger with AE in February 2011
MP	Monongahela Power Company, a West Virginia electric utility operating subsidiary of AE
OE	Ohio Edison Company, an Ohio electric utility operating subsidiary
PE	The Potomac Edison Company, a Maryland electric utility operating subsidiary of AE
Penn	Pennsylvania Power Company, a Pennsylvania electric utility operating subsidiary of OE
PN	Pennsylvania Electric Company, a Pennsylvania electric utility operating subsidiary
TE	The Toledo Edison Company, an Ohio electric utility operating subsidiary
Utilities	OE, CEI, TE, Penn, JCP&L, ME, PN, MP, PE and WP
WP	West Penn Power Company, a Pennsylvania electric utility operating subsidiary of AE

The following abbreviations and acronyms are used to identify frequently used terms in this report:

AMT	Alternative Minimum Tax
AOCI	Accumulated Other Comprehensive Income
ARO	Asset Retirement Obligation
ARR	Auction Revenue Right
CAA	Clean Air Act
CAIR	Clean Air Interstate Rule
CDWR	California Department of Water Resources
CO2	Carbon Dioxide
CSAPR	Cross-State Air Pollution Rule
CWA	Clean Water Act
CWIP	Construction Work in Progress
EHB	Environmental Hearing Board
EPA	United States Environmental Protection Agency
ERO	Electric Reliability Organization
FERC	Federal Energy Regulatory Commission
FTR	Financial Transmission Right
GAAP	Accounting Principles Generally Accepted in the United States of America
GHG	Greenhouse Gases
GPU	GPU, Inc., former parent of JCP&L, ME and PN, that merged with FirstEnergy on November 7, 2001
ICG	International Coal Group Inc.
IRS	Internal Revenue Service
LOC	Letter of Credit
LSE	Load Serving Entity
MATS	Mercury and Air Toxics Standards
MW	Megawatt
MWH	Megawatt-hour

i

NERC	North American Electric Reliability Corporation
NOx	Nitrogen Oxide
NOV	Notice of Violation
NPDES	National Pollutant Discharge Elimination System
NSR	New Source Review
OPEB	Other Post-Employment Benefits
OVEC	Ohio Valley Electric Corporation
PA DEP	Pennsylvania Department of Environmental Protection
PJM	PJM Interconnection LLC
PM	Particulate Matter
POLR	Provider of Last Resort
PSD	Prevention of Significant Deterioration
RFC	ReliabilityFirst Corporation
RTO	Regional Transmission Organization
SIP	State Implementation Plan(s) Under the Clean Air Act
SO2	Sulfur Dioxide
TDS	Total Dissolved Solid
TMDL	Total Maximum Daily Load
WVDEP	West Virginia Department of Environmental Protection

ii

Report of Independent Registered Public Accounting Firm

To the Member and Board of Directors of Allegheny Energy Supply Company, LLC:

We have audited the accompanying consolidated financial statements of Allegheny Energy Supply Company, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, equity and cash flows for the year ended December 31, 2012, the period February 25, 2011 through December 31, 2011 and the period January 1, 2011 through February 24, 2011.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allegheny Energy Supply Company, LLC and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the year ended December 31, 2012, the period February 25, 2011 through December 31, 2011 and the period January 1, 2011 through February 24, 2011 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cleveland, Ohio

February 25, 2013

iii

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Successor		Predecessor
(In thousands)	Year Ended December 31, 2012	February 25, 2011 through December 31, 2011	January 1, 2011 through February 24, 2011
STATEMENTS OF INCOME
REVENUES:
Electric sales	$1,586,442	$1,642,011	$310,289
Excise tax collections	4,929	4,888	838

Total revenues	1,591,371	1,646,899	311,127

OPERATING EXPENSES:
Fuel	860,605	793,788	145,082
Purchased power	80,773	149,603	9,154
Other operating expenses	306,747	463,999	37,916
Pensions and OPEB mark-to-market adjustment	49,269	43,268	—
Provision for depreciation	124,495	112,104	22,175
General taxes	51,803	45,303	8,161

Total operating expenses	1,473,692	1,608,065	222,488

OPERATING INCOME	117,679	38,834	88,639

OTHER INCOME (EXPENSE):
Investment income	1,523	1,143	—
Miscellaneous income	141	1,762	619
Interest expense	(77,745)	(75,389)	(21,716)
Capitalized interest	4,869	3,773	—

Total other expense	(71,212)	(68,711)	(21,097)

INCOME (LOSS) BEFORE INCOME TAXES	46,467	(29,877)	67,542

INCOME TAXES (BENEFITS)	(5,969)	(17,862)	27,723

NET INCOME (LOSS)	52,436	(12,015)	39,819

Income attributable to noncontrolling interest	7,287	6,038	1,184

EARNINGS (LOSSES) TO PARENT	$45,149	$(18,053)	$38,635

STATEMENTS OF COMPREHENSIVE INCOME

NET INCOME (LOSS)	$52,436	$(12,015)	$39,819

OTHER COMPREHENSIVE INCOME (LOSS):
Cash flow hedges	—	—	17,640
Other	—	—	(64)

Other comprehensive income	—	—	17,576
Income taxes on other comprehensive income	—	—	6,775

Other comprehensive income, net of tax	—	—	10,801

COMPREHENSIVE INCOME (LOSS)	52,436	(12,015)	50,620

Comprehensive income attributable to noncontrolling interest	7,287	6,038	1,184

COMPREHENSIVE INCOME (LOSS) TO PARENT	$45,149	$(18,053)	$49,436

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,914	$19,291
Receivables-
Customers, net of allowance for uncollectible accounts of $73 and $25 in 2012 and 2011, respectively	45,670	53,863
Affiliated companies	170,259	40,909
Other	835	—
Notes receivable from affiliated companies	—	380,912
Derivatives	475	16,799
Materials and supplies	143,060	127,439
Accumulated deferred income taxes	117,524	—
Other	35,261	18,179

	532,998	657,392

PROPERTY, PLANT AND EQUIPMENT:
In service	4,075,529	3,968,638
Less - Accumulated provision for depreciation	209,086	98,498

	3,866,443	3,870,140
Construction work in progress	130,603	121,838

	3,997,046	3,991,978

INVESTMENTS:
Investment in unconsolidated affiliate	21,465	24,723
Other	469	522

	21,934	25,245

DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	872,806	866,007
Intangible assets	361,197	468,014
Other	14,258	25,269

	1,248,261	1,359,290

	$5,800,239	$6,033,905

LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES:
Currently payable long-term debt	$50,103	$503,336
Accounts payable-
Affiliated companies	70,268	32,817
Other	85,710	125,970
Short-term borrowings - affiliated companies	111,506	—
Accrued taxes	36,986	28,386
Accrued interest	20,423	29,210
Derivatives	500	21,047
Other	2,610	4,675

	378,106	745,441

CAPITALIZATION:
Member’s equity-
Member’s capital	2,121,143	2,121,143
Other member’s equity	539,311	527,435
Retained earnings (accumulated deficit)	27,096	(18,053)

Total member’s equity	2,687,550	2,630,525
Noncontrolling interest	58,567	57,434

Total equity	2,746,117	2,687,959
Long-term debt and other long-term obligations	1,127,922	1,186,400

	3,874,039	3,874,359

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	1,288,951	1,184,002
Accumulated deferred investment tax credit	43,173	44,783
Adverse power purchase contracts	59,414	74,836
Other	156,556	110,484

	1,548,094	1,414,105

COMMITMENTS AND CONTINGENCIES (Note 11)
	$5,800,239	$6,033,905

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)	Member’s Capital	Other Member’s Equity	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Noncontrolling Interest
Predecessor:
Balance, December 31, 2010	$2,121,143	$—	$10,545	$(593,028)	$56,999
Net income				38,635	1,184
Cash flow hedges, net of tax of $6,800			10,840
Other, net			(39)

Balance, February 24, 2011	2,121,143	—	21,346	(554,393)	58,183

Successor:
Purchase accounting adjustments	—	527,435	(21,346)	554,393	(694)
Cash dividends paid to holder of noncontrolling interest in AGC					(6,093)
Net income (loss)				(18,053)	6,038

Balance, December 31, 2011	2,121,143	527,435	—	(18,053)	57,434
Net Income				45,149	7,287
Purchase accounting adjustments		8,507			(318)
Consolidated tax benefit allocation		3,369			257
Cash dividends paid to holder of noncontrolling interest in AGC					(6,093)

Balance, December 31, 2012	$2,121,143	$539,311	$—	$27,096	$58,567

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
(In thousands)	Year Ended December 31, 2012	February 25, 2011 through December 31, 2011	January 1, 2011 through February 24, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$52,436	$(12,015)	$39,819
Adjustments to reconcile net income to net cash from operating activities-
Provision for depreciation	124,495	112,104	22,175
Amortization of purchase accounting adjustments	83,014	83,343	—
Deferred income taxes and investment tax credits, net	(931)	(33,423)	17,871
Commodity derivative transactions, net	(4,223)	43,125	(12,695)
Pensions and OPEB mark-to-market adjustment	49,269	43,268	—
Decrease (increase) in operating assets-
Accounts receivable	(121,358)	234,471	42,294
Materials and supplies	(15,621)	26,697	(8,793)
Prepayments and other current assets	(17,082)	(3,303)	1,978
Increase (decrease) in operating liabilities-
Accounts payable	(17,501)	33,211	(50,698)
Accrued interest	(8,787)	(12,876)	10,297
Other	17,262	20,055	23,172

Net cash provided from operating activities	140,973	534,657	85,420

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
Long-term debt	—	100,000	—
Short-term borrowings, net	111,506	—	—
Redemptions and repayments-
Long-term debt	(503,154)	(152,954)	—
Common stock dividend payments	(6,093)	(6,093)	—
Financing element of derivatives	—	(5,346)	—
Other	(1,182)	(6,628)	(21)

Net cash used for financing activities	(398,923)	(71,021)	(21)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(126,929)	(134,130)	(32,647)
Loans to affiliated companies, net	380,912	(330,912)	(50,000)
Other	4,590	99	1

Net cash provided from (used for) investing activities	258,573	(464,943)	(82,646)

Net change in cash and cash equivalents	623	(1,307)	2,753
Cash and cash equivalents at beginning of period	19,291	20,598	17,845

Cash and cash equivalents at end of period	$19,914	$19,291	$20,598

Cash paid (received) during the year-
Interest (net of amounts capitalized)	$89,401	$85,954	$9,883

Income taxes	$66,071	$23,234	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note Number		Page Number

1	Organization and Basis of Presentation	6

2	Pensions and Other Postemployment Benefits	8

3	Income Taxes	8

4	Leases	11

5	Intangible Assets	12

6	Fair Value Measurements	12

7	Derivative Instruments	15

8	Capitalization	18

9	Short-Term Borrowings and Bank Lines of Credit	18

10	Asset Retirement Obligations	19

11	Commitments and Contingencies	20

12	Transactions With Affiliated Companies	24

13	Merger	24

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND BASIS OF PRESENTATION

AE Supply, a Delaware limited liability company, together with its consolidated subsidiaries, is a wholly owned subsidiary of AE. Effective February 25, 2011, AE became a wholly owned subsidiary of FirstEnergy, a diversified energy holding company. AE Supply provides energy-related products and services to retail and wholesale customers, and operates and maintains certain fossil and hydroelectric generation facilities in Pennsylvania, West Virginia and Virginia. FES purchases the uncommitted output of AE Supply.

AGC is owned approximately 59% by AE Supply and 41% by MP, a wholly owned subsidiary of AE. The consolidated financial statements of AE Supply include the accounts of AGC. AE Supply records its proportionate share of operating costs, assets and liabilities of generation facilities jointly owned with MP in the corresponding line items in these consolidated financial statements.

Upon the consummation of the merger between FE and AE on February 25, 2011, FE acquired all of the outstanding common stock of AE. The merger has been accounted for as a business combination with FE treated as the acquirer for accounting purposes. Accordingly, the assets and liabilities of AE were recorded at their fair values as of the merger consummation date. Purchase accounting impacts, including goodwill recognition, have been “pushed down” to AE and AE Supply, resulting in the assets and liabilities of AE Supply being recorded at their respective fair values as of February 25, 2011.

AE Supply’s consolidated financial statements for periods subsequent to the merger include amortization relating to purchase accounting adjustments and reflect the reclassifications as of the merger date of accumulated deficit to other member’s equity, accumulated depreciation to property, plant and equipment and the allowance for uncollectible accounts to receivables. In addition, AE Supply conformed its accounting policies to those of FirstEnergy as of the merger date, including policies relating to the capitalization of overhead charges, the presentation of PJM charges and credits in revenues and expenses, and the method of recognizing changes in the fair value of plan assets and net actuarial gains and losses related to pension and OPEB plans. AE Supply’s consolidated financial statements and certain notes separately present AE Supply’s financial information in two distinct periods, the period before the consummation of the merger (labeled Predecessor) and the period after that date (labeled Successor), because of the application of different bases of accounting between the periods presented.

The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not indicative of results of operations for any future period. AE Supply has evaluated events and transactions for potential recognition or disclosure through February 25, 2013, the issuance date of the financial statements.

REVENUES AND RECEIVABLES

Revenues from the generation and sale of power are recorded in the period in which the electricity is delivered. PJM is an RTO that operates a competitive wholesale energy market. To facilitate the economic dispatch of AE Supply’s generation, AE Supply sells the power it generates into the PJM market and purchases from the PJM market the power required to meet the needs of its customers. Through February 24, 2011, AE Supply netted all PJM sales and purchases in reported revenues. Consistent with conforming its accounting policies to those of FirstEnergy, effective February 25, 2011, AE Supply nets PJM sales and purchases on an hourly basis. Hourly net sales are reported in revenues and hourly net purchases are reported in purchased power expense.

Revenues of AGC are determined under a “cost-of-service” formula wholesale rate schedule approved by FERC. Under this arrangement, AGC recovers in revenues from its owners, AE Supply and MP, its operation and maintenance expense, depreciation, taxes other than income taxes, income tax expense at the statutory rate and a component for debt and equity return on its investment. In return, AE Supply and MP receive AGC’s share of the power generated by the station.

Receivables represent amounts due from retail and wholesale sales to customers. There was no material concentration of receivables as of December 31, 2012 and 2011, with respect to any particular segment of AE Supply’s customers. Billed and unbilled wholesale receivables were $42 million and $4 million, respectively, as of December 31, 2012 and $40 million and $14 million, respectively, as of December 31, 2011.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment reflects original cost (net of any impairments recognized), including payroll and related costs such as taxes, employee benefits, administrative and general costs, and capitalized interest incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. AE Supply recognizes liabilities for planned major maintenance projects as they are incurred.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

AE Supply provides for depreciation on a straight-line basis at various rates over the estimated lives of property included in plant in service. Depreciation expense was approximately 3.1% of average depreciable property in 2012 and 3.4% of average depreciable property in 2011.

JOINTLY OWNED PLANTS

AE Supply, through its subsidiary, AGC, owns an undivided 40% interest (1,109 MWs) in a 2,773 MW pumped storage, hydroelectric station in Bath County, Virginia, operated by the 60% owner, Virginia Electric and Power Company, a non-affiliated utility. Net Property, Plant and Equipment includes $447 million, excluding $19 million of CWIP, relating to this facility as of December 31, 2012. AGC is obligated to pay its share of the costs of this jointly-owned facility in the same proportion as its ownership interest using its own financing. AGC’s share of direct expenses of the joint plant is included in AE Supply’s operating expenses on the Consolidated Statements of Income.

ASSET RETIREMENT OBLIGATIONS

AE Supply recognizes an ARO for the future remediation of environmental liabilities associated with all of its long-lived assets. An ARO is recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as a part of the carrying amount of the long-lived assets. The asset retirement cost is subsequently charged to expense over its useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or decrease in the asset retirement cost and ARO. When settled, actual costs to retire the asset are charged against the recorded ARO liability.

INVESTMENT IN UNCONSOLIDATED AFFILIATE

AE Supply’s investment in unconsolidated affiliates consisted of an investment in Buchanan Generation, LLC in the amount of $21.5 million and $24.7 million as of December 31, 2012 and 2011, respectively. This investment is accounted for under the equity method of accounting.

GOODWILL

In a business combination, the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment at least annually and more frequently if indicators of impairment arise.

Goodwill from the merger with FirstEnergy of $873 million was “pushed down” to AE Supply. Annual impairment testing is conducted during the third quarter of each year and for 2012 the analysis indicated no impairment of goodwill. For purposes of annual testing the estimated fair value of AE Supply was determined using a discounted cash flow approach.

The discounted cash flow model is based on the forecasted operating cash flow for the current year, projected operating cash flows (determined using forecasted amounts as well as an estimated growth rate) and a terminal value. Discounted cash flows consist of the operating cash flows for each reporting unit less an estimate for capital expenditures. The key assumptions incorporated in the discounted cash flow approach include growth rates, projected operating income, changes in working capital, projected capital expenditures and a discount rate equal to assumed long-term cost of capital. Cash flows may be adjusted to exclude certain non-recurring or unusual items. Reporting unit income was the starting point for determining operating cash flow and there were no non-recurring or unusual items excluded from the calculations of operating cash flow in any of the periods included in the determination of fair value.

This approach involves management judgment and estimates that are used in relation to changing market conditions and the business environment; unanticipated changes in assumptions could have a significant effect on AE Supply’s evaluation of goodwill.

NEW ACCOUNTING PRONOUNCEMENTS

New accounting pronouncements not yet effective are not expected to have a material effect on AE Supply’s financial statements.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

2. PENSIONS AND OTHER POSTEMPLOYMENT BENEFITS

FE provides noncontributory qualified defined benefit pension plans that cover substantially all of its employees and non-qualified pension plans that cover certain employees. The plans provide defined benefits based on years of service and compensation levels. In addition, a minimum amount of noncontributory life insurance to retired employees in addition to optional contributory insurance is provided. Health care benefits, which include certain employee contributions, deductibles and co-payments, are also available upon retirement to certain employees, their dependents and, under certain circumstances, their survivors. AE Supply recognizes its allocated portion of the expected cost of providing pensions and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits.

FE’s pensions and OPEB funding policy is based on actuarial computations using the projected unit credit method. During the year ended December 31, 2012, there were no contributions made by AE Supply.

AE Supply’s net periodic cost for pensions and OPEB (including amounts capitalized) were as follows:

	Successor		Predecessor
	Years Ended December 31		January 1, 2011 through February 24, 2011
(In millions)	2012	2011
Pension plans	$1	$49	$2
OPEB plans	$—	$3	$1

3. INCOME TAXES

AE Supply records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which are deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled. AE Supply is treated as a division (i.e., disregarded entity) of its parent company, AE, for federal and state income tax purposes. Accordingly, for federal and state income tax purposes, the tax attributes (i.e., income, deductions, losses, and credits) of AE Supply are treated as attributes of its parent company, AE.

The following table presents the components of the provision for income taxes (in millions):

	Successor		Predecessor
PROVISION FOR INCOME TAXES:	Year ended December 31, 2012	February 25, 2011 through December 31, 2011	January 1, 2011 through February 24, 2011
Currently payable(receivable) -
Federal	$(3)	$14	$9
State	(2)	2	1

	(5)	16	10

Deferred, net -
Federal	27	(24)	17
State	(26)	(8)	1

	1	(32)	18

Investment tax credit amortization	(2)	(2)	—

Total provision for income taxes	$(6)	$(18)	$28

AE Supply is party to an intercompany income tax allocation agreement with FE and its other subsidiaries that provides for the allocation of consolidated tax liabilities. Net tax benefits attributable to FE, excluding any tax benefits derived from interest

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

expense associated with acquisition indebtedness from FirstEnergy’s merger with GPU, are reallocated to the subsidiaries of FE that have taxable income. That allocation is accounted for as a capital contribution to the company receiving the tax benefit. For periods prior to the merger with FirstEnergy (prior to February 25, 2011), AE Supply was subject to AE’s intercompany income tax allocation agreement.

The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total provision for income taxes:

	Successor		Predecessor
(In millions)	Year ended December 31, 2012	February 25, 2011 through December 31, 2011	January 1, 2011 through February 24, 2011

Book income (loss) before provision for income taxes	$46	$(30)	$68

Federal income tax expense (benefit) at statutory rate	$16	$(11)	$24
Increases (reductions) in taxes resulting from -
State income tax, net of federal income tax benefit	(18)	(7)	1
Amortization of deferred investment tax credits	(2)	(1)	—
Changes in tax reserves-federal tax item	(1)	—	1
Other, net	(1)	1	2

Total provision for income taxes (benefit)	$(6)	$(18)	$28

During 2012, a $35 million valuation allowance was established for AE Supply based on current judgment as to the realization of the aforementioned state tax assets, as impacted by changes in AE Supply’s business and the applicability of certain state law limitations on the long-term utilization of net operating loss carryforwards. In computing the separate valuation allowance for AE Supply, consideration is given to total net operating loss utilization at both the AE Supply and AE levels. In addition, the results of operations for AE Supply in 2012 decreased accumulated deferred income tax liabilities by approximately $50 million. Theses remeasurements to deferred taxes are reflected in state income tax above.

Accumulated deferred income taxes as of December 31, 2012 and 2011 are as follows:

	Successor
(In millions)	2012	2011

Property basis differences	$1,305	$1,272
Unamortized investment tax credits	(23)	(24)
Fair value adjustment of long-term debt	1	(2)
Fair value of contracts and investments	163	163
Tax effect of net operating loss carryforwards	(306)	(220)
Loss carryforwards valuation reserve	47	—
Derivative contracts	(33)	6
All other	17	(11)

Net deferred income tax liability	1,171	1,184
Deferred income taxes included in current assets	118	—

Long-term deferred income tax liability	$1,289	$1,184

As of December 31, 2012, AE Supply had a current federal tax asset of approximately $118 million. The American Taxpayer Relief Act of 2012 was enacted in January 2013 (Act) and provides 50% accelerated (bonus) depreciation for qualifying expenditures made in 2013. As a result of the availability of 50% bonus depreciation for 2013, it is anticipated that approximately $83 million of the current federal tax asset as of December 31, 2012, will not be realized in 2013, but will be available for future years.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

AE Supply accounts for uncertainty in income taxes recognized in its financial statements. Accounting guidance prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken on a company’s tax return. During 2012, based on further IRS guidance related to the tax accounting for costs to repair and maintain fixed assets, AE Supply reduced unrecognized tax benefits by approximately $15 million, with a corresponding adjustment to accumulated deferred income taxes for this temporary tax item, with no resulting impact to the effective tax rate. Resolution and remeasurement of other issues reduced the effective tax rate by approximately $6 million. Total changes in unrecognized tax benefits during 2012 and 2011, excluding accrued interest were as follows:

	Successor
(In millions)	2012	2011

Balance as of January 1	$28	$25
Additions based on tax positions related to the current year	3	—
Reductions based on tax positions related to the current year	(3)	—
Additions for tax positions of prior years	—	6
Reductions for tax positions of prior years	(21)	(3)

Balance as of December 31	$7	$28

As of December 31, 2012, AE Supply’s unrecognized income tax benefits totaled $7 million, all of which would impact the effective tax rate if ultimately recognized in future years. As of December 31, 2012, it is reasonably possible that approximately $4 million of unrecognized tax benefits may be resolved during 2013.

AE Supply recognizes interest expense or income related to uncertain tax positions. That amount is computed by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the tax return. AE Supply includes net interest and penalties in the provision for income taxes. Net interest expense and net interest payable recognized by AE Supply for the year ended December 31, 2012, and the periods February 25, 2011 through December 31, 2011, and January 1, 2011 through February 24, 2011, was immaterial.

Beginning February 25, 2011, AE Supply files as a member of the FirstEnergy federal consolidated group for federal income tax purposes. FirstEnergy has federal consolidated tax returns under review at the audit or appeals level of the IRS for tax years 2008-2012. For periods prior to February 25, 2011, AE Supply filed as a member of the AE federal consolidated group for federal income tax purposes. The AE federal consolidated group is under IRS audit for tax years 2009 and 2010. AE Supply has tax returns under review by various state taxing authorities for tax years 2008-2011.

Expiration Period

AE Supply has recorded as deferred income tax assets the effect of net operating losses and tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. The information below illustrates net operating losses and tax credits attributable to AE Supply. However, AE Supply is treated as a division (i.e., disregarded entity) of its parent company, AE, for federal and state income tax purposes. As a result, AE Supply’s net operating losses are treated as an attribute of AE for federal and state income tax purposes. The long-term utilization of AE Supply’s net operating losses for federal and state income tax purposes can be impacted by many factors, including the availability of separate net operating losses at the AE parent company level. As of December 31, 2012, the deferred income tax assets of AE Supply, before any valuation allowances, consisted of $177 million of federal net operating loss carryforwards that expire from 2024 to 2032, federal AMT credits of $15 million that have an indefinite carryforward period, and $114 million of state net operating loss carryforwards that begin to expire in 2022.

The table below provides further details of AE Supply’s pre-tax net operating loss carryforwards for state income tax purposes of approximately $10 billion, of which approximately $9.3 billion is expected to be utilized based on current estimates and assumptions. (The net operating losses not utilized are separately reflected in the valuation allowance reserve shown previously in this note.) The ultimate utilization of these net operating losses may be impacted by statutory limitations on the use of net operating losses imposed by state tax jurisdictions, changes in statutory rates, and changes in business which, among other things, impact both future profitability and the manner in which future taxable income is apportioned to various state tax jurisdictions.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

2012
Years	(In millions)
2022-2026	$9,653
2027-2032	318

$9,971

General Taxes

Details of general taxes for the years ended 2012 and 2011 are shown below:

	Successor		Predecessor
(In millions)	Year ended December 31, 2012	February 25, 2011 through December 31, 2011	January 1, 2011 through February 24, 2011

State gross receipts	$5	$5	$1
Real and personal property	15	12	2
Social security and unemployment	2	5	1
Business and occupation	29	21	4
Other	1	2	—

Total general taxes	$52	$45	$8

4. LEASES

AE Supply leases certain office space and other property and equipment under cancelable and noncancelable leases.

Total capital and operating lease payments for the year ended December 31, 2012, the periods February 25, 2011 through December 31, 2011 and January 1, 2011 through February 24, 2011 of $1.7 million, $2.5 million, and $0.5 million, respectively, were recorded as rent expense, as a component of operations and maintenance expenses. AE Supply’s estimated future minimum lease payments for capital and operating leases as of December 31, 2012 with initial or remaining lease terms in excess of one year are as follows:

(In millions)	2013	2014	2015	2016	2017		Thereafter		Total	Less: amount representing interest and fees		Present value of net minimum capital lease payments
Capital leases	$—	$—	$—	$—	$	—	$	—	$—	$	—	$	—
Operating leases	$4	$4	$4	$2	$	—	$	—	$14	$	—	$	—

The carrying amounts of assets recorded under capital lease agreements included in “Property, plant and equipment, net” on AE Supply’s Balance Sheets as of December 31, 2012 and 2011, were $0.2 million and $0.7 million respectively.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

5. INTANGIBLE ASSETS

As of December 31, 2012, intangible assets on AE Supply’s Balance Sheet include the following:

	Intangible Assets			Amortization expense
				Actual	Estimated
(In millions)	Gross	Accumulated Amortization	Net	2012	2013	2014	2015	2016	2017	Thereafter
OVEC entitlements(1)	$47	$3	$44	$2	$2	$2	$2	$2	$2	$34
Coal contracts(1)	413	111	302	55	53	52	45	45	39	68
Energy contracts(1)	136	121	15	50	14	1	—	—	—	—

	$596	$235	$361	$107	$69	$55	$47	$47	$41	$102

(1)	Fair value measurements of intangible assets recorded in connection with the merger of FirstEnergy and AE (see Note 13, Merger).

6. FAIR VALUE MEASUREMENTS

The following table provides the approximate fair value and related carrying amounts of long-term debt as of December 31, 2012, and December 31, 2011:

	December 31, 2012		December 31, 2011
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$1,201	$1,326	$1,704	$1,797

The fair values of long-term debt reflect the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of AE Supply. AE Supply classified long-term debt as Level 2 in the fair value hierarchy as of December 31, 2012 and December 31, 2011.

INVESTMENTS

Investments in emission allowances held for future use are considered held-to-maturity investments and totaled $1 million as of December 31, 2012 and 2011.

CASH AND CASH EQUIVALENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets at cost, which approximates their fair market value.

RECURRING FAIR VALUE MEASUREMENTS

On January 1, 2012, AE Supply adopted an amendment to the authoritative accounting guidance regarding fair value measurements. The amendment was applied prospectively and expanded disclosure requirements for fair value measurements, particularly for Level 3 measurements, among other changes.

Authoritative accounting guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy gives the highest priority to Level 1 measurements and the lowest priority to Level 3 measurements. The three levels of the fair value hierarchy and a description of the valuation techniques for Level 2 and Level 3 are as follows:

Level 1	- Quoted prices for identical instruments in active markets.

Level 2	- Quoted prices for similar instruments in active markets;
- Quoted prices for identical or similar instruments in markets that are not active
- Model-derived valuations for which all significant inputs are observable market data.

Level 3	- Valuation inputs are unobservable and significant to the fair value measurement.

FirstEnergy produces a long-term power and capacity price forecast annually with periodic updates as market conditions change. When underlying prices are not observable, prices from the long-term price forecast, which has been reviewed and approved by FirstEnergy’s Risk Policy Committee (see Note 7, Derivative Instruments), are used to measure fair value. A more detailed description of AE Supply’s valuation process for FTRs follows.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FTRs are financial instruments that entitle the holder to a stream of revenues (or charges) based on the hourly day-ahead congestion price differences across transmission paths. FTRs are acquired by AE Supply in the annual, monthly and long-term RTO auctions and are initially recorded using the auction clearing price less cost. After initial recognition, FTRs’ carrying values are periodically adjusted to fair value using a mark-to-model methodology, which approximates market. The primary inputs into the model, which are generally less observable from objective sources, are the most recent RTO auction clearing prices and the FTRs’ remaining hours. The model calculates the fair value by multiplying the most recent auction clearing price by the remaining FTR hours less the prorated FTR cost. Generally, significant increases or decreases in inputs in isolation could result in a higher or lower fair value measurement. See Note 7, Derivative Instruments, for additional information regarding AE Supply’s FTRs.

AE Supply primarily applies the market approach for recurring fair value measurements using the best information available. Accordingly, AE Supply maximizes the use of observable inputs and minimizes the use of unobservable inputs. There were no changes in valuation methodologies used as of December 31, 2012 from those used as of December 31, 2011. The determination of the fair value measurements takes into consideration various factors, including but not limited to, nonperformance risk, counterparty credit risk and the impact of credit enhancements (such as cash deposits, letters of credit, and priority interests). The impact of these forms of risk was not significant to the fair value measurements.

Transfers between levels are recognized at the end of the reporting period. There were no transfers between levels during the year ended December 31, 2012. The following tables set forth the recurring assets and liabilities that are accounted for at fair value by level within the fair value hierarchy.

	Fair Value as of December 31, 2012
(In millions)	Level 1	Level 2	Level 3	Total
Derivative assets
FTRs	$—	$—	$1	$1

Total derivative assets	—	—	1	1

Derivative liabilities
FTRs	—	—	(1)	(1)

Total derivative liabilities	—	—	(1)	(1)

Net derivative assets	$—	$—	$—	$—

	Fair Value as of December 31, 2011
(In millions)	Level 1	Level 2	Level 3	Total
Derivative assets
Power contracts	$—	$17	$—	$17

Total derivative assets	—	17	—	17

Derivative liabilities
Power contracts	—	(13)	—	(13)
FTRs	—	—	(8)	(8)

Total derivative liabilities	—	(13)	(8)	(21)

Net derivative assets (liabilities)	$—	$4	$(8)	$(4)

The following tables provide a reconciliation of changes in the fair value of FTRs held by AE Supply and classified as Level 3 in the fair value hierarchy during the periods January 1, 2011 through February 24, 2011, February 25, 2011 through December 31, 2011 and the year ended December 31, 2012. The FTR obligation to the RTO has been netted directly against the FTRs in the fair value hierarchy tables and reconciliations.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

Predecessor
(In millions)	Derivative Asset FTRs
January 1, 2011 fair value	$77
Realized Gain	11
Unrealized loss	(6)
Settlements	(46)

February 24, 2011 fair value	$36

Successor
(In millions)	Derivative Asset (Liability) FTRs
February 25, 2011 fair value	$36
FTR obligation, as of merger date	(44)
Realized gain	87
Settlements	(87)

December 31, 2011 fair value	$(8)
Unrealized loss	(1)
Settlements	9

December 31, 2012 fair value	$—

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

7. DERIVATIVE INSTRUMENTS

AE Supply is exposed to financial risks resulting from fluctuating interest rates and commodity prices, including prices for electricity, natural gas, coal and energy transmission. To manage the volatility relating to these exposures, FE’s Risk Policy Committee, comprised of senior management, provides general management oversight for risk management activities throughout FE, including AE Supply. FirstEnergy’s Risk Policy Committee is responsible for promoting the effective design and implementation of sound risk management programs and oversees compliance with corporate risk management policies and established risk management practice. AE Supply also uses a variety of derivative instruments for risk management purposes including forward contracts, options, futures contracts and swaps.

AE Supply accounts for derivative instruments on its Consolidated Balance Sheets at fair value unless they meet the normal purchases and normal sales criteria. Derivatives that meet those criteria are accounted for under the accrual method of accounting, and their effects are included in earnings at the time of contract performance. Changes in the fair value of derivative instruments that qualified and were designated as cash flow hedge instruments are recorded in AOCI. Changes in the fair value of derivative instruments that are not designated as cash flow hedge instruments are recorded in net income on a mark-to-market basis. AE Supply has contractual derivative agreements through May 2013.

Cash Flow Hedges

AE Supply has used cash flow hedges for risk management purposes to manage the volatility related to exposures associated with fluctuating interest rates and commodity prices. The effective portion of gains and losses on a derivative contract are reported as a component of AOCI with subsequent reclassification to earnings in the period during which the hedged forecasted transaction affects earnings. In connection with the merger, AE Supply electively de-designated all outstanding cash flow hedge relationships and has not designated any cash flow hedge relationships subsequent to the merger.

Commodity Derivatives

AE Supply uses both physically and financially settled derivatives to manage its exposure to volatility in commodity prices. Commodity derivatives are used for risk management purposes to hedge exposures when it makes economic sense to do so, including circumstances where the hedging relationship does not qualify for hedge accounting.

Electricity forwards are used to balance expected sales with expected generation and purchased power. As of December 31, 2012, AE Supply had no commodity derivative contracts outstanding.

FTRs

AE Supply holds FTRs that generally represent an economic hedge of future congestion charges that will be incurred in connection with AE Supply’s load obligations. AE Supply acquires the majority of its FTRs in an annual auction through a self-scheduling process involving the use of ARRs allocated to members of an RTO that have load serving obligations and through the direct allocation of FTRs from the PJM RTO. The PJM RTO has a rule that allows directly allocated FTRs to be granted to LSEs in zones that have newly entered PJM. For the first two planning years, PJM permits the LSEs to request a direct allocation of FTRs in these new zones at no cost as opposed to receiving ARRs. The directly allocated FTRs differ from traditional FTRs in that the ownership of all or part of the FTRs may shift to another LSE if customers choose to shop with the other LSE.

The future obligations for the FTRs acquired at auction are reflected on the Consolidated Balance Sheets and have not been designated as cash flow hedge instruments. AE Supply initially records these FTRs at the auction price less the obligation due to the RTO, and subsequently adjusts the carrying value of remaining FTRs to their estimated fair value at the end of each accounting period prior to settlement. Changes in the fair value of FTRs held by AE Supply are included in other operating expenses as unrealized gains or losses. Directly allocated FTRs are accounted for under the accrual method of accounting, and their effects are included in earnings at the time of contract performance.

Based on FTRs held as of December 31, 2012, a decrease in commodity prices of 10% would not have a material effect on net income during the next twelve months.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

The following tables summarize the fair value of derivative instruments on AE Supply’s Consolidated Balance Sheets:

Derivatives not designated as hedging instruments:
Derivative Assets			Derivative Liabilities
	Fair Value			Fair Value
	December 31, 2012	December 31, 2011		December 31, 2012	December 31, 2011
	(In millions)			(In millions)
Power Contracts			Power Contracts
Current Assets	$—	$17	Current Liabilities	$—	$(13)
FTRs			FTRs
Current Assets	1	—	Current Liabilities	(1)	(8)

	$1	$17		$(1)	$(21)

The following table summarizes the volumes associated with AE Supply’s outstanding derivative transactions as of December 31, 2012:

	Purchases	Sales	Net	Units
	(In millions)

FTRs	2	—	2	MWH

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

The effect of derivative instruments on the Consolidated Statements of Income during the periods January 1, 2011 through February 24, 2011, February 25, 2011 through December 31, 2011 and the year ended December 31, 2012, are summarized in the following tables:

	Power Contracts	FTRs	Other	Total
	(In millions)

Derivatives in a Hedging Relationship

2011 - January 1 through February 24 - Predecessor
Gain Recognized in AOCI (Effective Portion)	$16	$—	$—	$16
Effective Loss Reclassified to revenues	(1)	—	—	(1)
Ineffective Gain Reclassified to revenues	5	—	—	5

	Power Contracts	FTRs	Other	Total
	(In millions)

Derivatives Not in a Hedging Relationship

2012 - Year ended December 31 - Successor
Unrealized Gain (Loss) Recognized in
Other Operating Expense	$(3)	$7	$—	$4

Realized Gain (Loss) Reclassified to
Purchased Power Expense	(18)	—	—	(18)
Revenues	30	6	—	36
Other Operating Expense	—	(24)	—	(24)
Fuel Expense	—	—	5	5

2011 - February 25 through December 31 - Successor
Unrealized Gain (Loss) Recognized in
Other Operating Expense	$(45)	$—	$2	$(43)

Realized Gain (Loss) Reclassified to
Purchased Power Expense	1	—	—	1
Revenues	30	24	(2)	52
Other Operating Expense	—	(73)	—	(73)

2011 - January 1 through February 24 - Predecessor
Unrealized Gain (Loss) Recognized in revenue	$14	$(6)	$—	$8
Realized Gain (Loss) Reclassified to revenue	(3)	18	—	15

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

8. CAPITALIZATION

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following tables present outstanding long-term debt and capital lease obligations for AE Supply as of December 31, 2012 and 2011 (in millions):

	As of December 31, 2012		As of December 31,
	Maturity Date	Interest Rate	2012	2011
Unsecured notes - fixed rate	2019 - 2039	5.25% - 7.00%	1,151	1,654
Unsecured notes - variable rate	2013	2.815%	50	50

Total unsecured notes			1,201	1,704

Purchase accounting fair value adjustment			(23)	(15)
Currently payable long-term debt			(50)	(503)

Total long-term debt and other long-term obligations			1,128	1,186

AE Supply has $50 million of scheduled debt repayments for outstanding long-term debt, excluding capital leases, fair value purchase accounting adjustments and unamortized debt discounts and premiums for the year 2013 as of December 31, 2012. There are no scheduled debt repayments for the years 2014 through 2017 as of December 31, 2012.

Debt Covenant Default Provisions

AE Supply has various debt covenants under certain financing arrangements, including its revolving credit facilities. The most restrictive of the debt covenants relate to the nonpayment of interest and/or principal on such debt and the maintenance of certain financial ratios. The failure by AE Supply to comply with the covenants contained in its financing arrangements could result in an event of default, which may have an adverse effect on its financial condition.

Defaults by AE Supply would generally not cross-default to applicable financing arrangements of FE. Also, defaults by FE would generally not cross-default applicable financing arrangements of AE Supply.

9. SHORT-TERM BORROWINGS AND BANK LINES OF CREDIT

AE Supply had $112 million of short-term borrowings as of December 31, 2012, and no significant short-term borrowings as of December 31, 2011. AE Supply’s available liquidity as of January 31, 2013, was as follows:

Company	Type	Maturity	Commitment	Available Liquidity
			(In millions)
AE Supply	Revolving	May 2017	1,000	1,000
AGC	Revolving	Dec. 2013	50	15

Subtotal			$1,050	$1,015
Cash			—	—

Total			$1,050	$1,015

Revolving Credit Facilities

FES/AE Supply Facility

AE Supply participates with FES in a five-year syndicated revolving credit facility with aggregate commitments of $2.5 billion (Facility), that is available until May 2017, unless the lenders agree, at the request of the applicable borrowers, to up to two additional one-year extensions. Generally, borrowings under the Facility are available to each borrower separately and mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The Facility contains financial covenants requiring each borrower to maintain a consolidated debt to total capitalization ratio of no more than 65%, measured at the end of each fiscal quarter. Under this Facility AE Supply may borrow up to $1 billion. As of December 31, 2012, AE Supply had a debt to capitalization ratio of 32.0%

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

The entire amount of the FES/AE Supply Facility, subject to each borrower’s sub-limit, is available for the issuance of LOCs expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the Facility and against the applicable borrower’s borrowing sub-limit.

The Facility does not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings of the borrowers. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the Facility is related to the credit ratings of the company borrowing the funds. Additionally, borrowings under the Facility are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

AGC Revolving Credit Facility

A separate $50 million revolving credit facility is available to AGC until December 2013. Under the terms of this credit facility, outstanding debt of AGC may not exceed 65% of the sum of its debt and equity as of the last day of each calendar quarter. This provision limits the debt level of AGC and also limits the net assets of AGC that may be transferred to AE. As of December 31, 2012, the debt to total capitalization ratio for AGC (as defined under this credit facility) was 51% and AGC could issue additional debt of approximately $41 million and remain within the limitations of the financial covenants under this credit facility.

FirstEnergy Money Pool

FE’s unregulated companies, including AE Supply, also have the ability to borrow from each other and FE to meet their short-term working capital requirements. FESC administers this money pool and tracks surplus funds of FE and applicable subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreement must repay the principal amount of the loan, together with accrued interest, within P364D days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the pool and is based on the average cost of funds available through the pool. The average interest rate for borrowings during 2012 was 1.28% per annum. As of January 31, 2013, AE Supply had $61 million of short-term borrowings from the unregulated company money pool.

Weighted Average Interest Rates

The weighted average interest rates on short-term borrowings outstanding, including borrowings under the FirstEnergy unregulated company money pool, as of December 31, 2012 and 2011, were as follows:

	2012	2011
AE Supply	1.20%	—

10. ASSET RETIREMENT OBLIGATIONS

AE Supply has recognized applicable legal obligations for AROs and the associated cost of reclamation of sludge disposal ponds and closure of coal ash disposal sites. In addition, AE Supply has recognized conditional AROs, primarily for asbestos remediation.

Accounting standards for conditional retirement obligations associated with tangible long-lived assets require recognition of the fair value of a liability for an ARO in the period in which it is incurred if a reasonable estimate can made, even though there may be uncertainty about timing or method of settlement. When settlement is conditional on a future event occurring, it is reflected in the measurement of the liability, not in the recognition of the liability.

The following table summarizes the changes to AE Supply’s ARO balances during 2012 and 2011.

	Successor
(In millions)	2012	2011
Balance, January 1	$35	$32
Accretion	3	3

Balance, December 31	$38	$35

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate AE Supply with regard to air and water quality and other environmental matters. Compliance with environmental regulations could have a material adverse effect on AE Supply’s earnings and competitive position to the extent that AE Supply competes with companies that are not subject to such regulations and, therefore, do not bear the risk of costs associated with compliance, or failure to comply, with such regulations.

Clean Air Act Compliance

AE Supply is required to meet federally-approved SO2 and NOx emissions regulations under the CAA. AE Supply complies with SO2 and NOx reduction requirements under the CAA and SIP(s) by burning lower-sulfur fuel, utilizing combustion controls and post-combustion controls, generating more electricity from lower or non-emitting plants and/or using emission allowances.

In August 2000, AE received an information request pursuant to section 114(a) of the CAA from the EPA requesting that it provide information and documentation relevant to the operation and maintenance of the following ten coal-fired plants, which collectively include 22 electric generation units: Albright, Armstrong, Fort Martin, Harrison, Hatfield’s Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith and Willow Island to determine compliance with the NSR provisions under the CAA, which can require the installation of additional air emission control equipment when a major modification of an existing facility results in an increase in emissions. In September 2007, AE received an NOV from the EPA alleging NSR and PSD violations under the CAA, as well as Pennsylvania and West Virginia state laws at the coal-fired Hatfield’s Ferry and Armstrong plants in Pennsylvania and the coal-fired Fort Martin and Willow Island plants in West Virginia. On June 29, 2012 and January 31, 2013, EPA issued additional CAA section 114 requests for the Harrison coal-fired plant seeking information and documentation relevant to its operation and maintenance, including capital projects undertaken since 2007. AE Supply intends to comply with the CAA but, at this time, is unable to predict the outcome of this matter or estimate the possible loss or range of loss.

In June 2005, the PA DEP and the Attorneys General of New York, New Jersey, Connecticut and Maryland filed suit against AE, AE Supply, MP, PE and WP in the U.S. District Court for the Western District of Pennsylvania alleging, among other things, that these companies performed major modifications in violation of the PSD provisions of the CAA and the Pennsylvania Air Pollution Control Act at the coal-fired Hatfield’s Ferry, Armstrong and Mitchell Plants in Pennsylvania. A non-jury trial on liability only was held in September 2010. The parties are awaiting a decision from the District Court, but there is no deadline for that decision. AE Supply is unable to predict the outcome or estimate the possible loss or range of loss.

National Ambient Air Quality Standards

The EPA’s CAIR requires reductions of NOx and SO2 emissions in two phases (2009/2010 and 2015), ultimately capping SO2 emissions in affected states to 2.5 million tons annually and NOx emissions to 1.3 million tons annually. In 2008, the U.S. Court of Appeals for the District of Columbia decided that CAIR violated the CAA but allowed CAIR to remain in effect to “temporarily preserve its environmental values” until the EPA replaces CAIR with a new rule consistent with the Court’s decision. In July 2011, the EPA finalized CSAPR, to replace CAIR, requiring reductions of NOx and SO2 emissions in two phases (2012 and 2014), ultimately capping SO2 emissions in affected states to 2.4 million tons annually and NOx emissions to 1.2 million tons annually. CSAPR allows trading of NOx and SO2 emission allowances between power plants located in the same state and interstate trading of NOx and SO2 emission allowances with some restrictions. On December 30, 2011, CSAPR was stayed by the U.S. Court of Appeals for the District of Columbia Circuit and was ultimately vacated by the Court on August 21, 2012. On January 24, 2013, EPA and intervenors’ petitions seeking rehearing or rehearing en banc were denied by the U.S. Court of Appeals for the District of Columbia Circuit. The Court has ordered EPA to continue administration of CAIR until it finalizes a valid replacement for CAIR. Depending on the outcome of these proceedings and how any final rules are ultimately implemented, AE Supply’s future cost of compliance may be substantial and other changes to its operations may result.

Hazardous Air Pollutant Emissions

On December 21, 2011, the EPA finalized the MATS imposing emission limits for mercury, PM, and hydrogen chloride for all existing and new coal-fired electric generating units effective in April 2015 with averaging of emissions from multiple units located at a single plant. Under the CAA, state permitting authorities can grant an additional compliance year through April 2016, as needed, including instances when necessary to maintain reliability where electric generating units are being closed. On December 28, 2012, the WVDEP granted a conditional exemption through April 16, 2016 for MATS compliance at the Harrison and Pleasants Power stations. In addition, an EPA enforcement policy document contemplates up to an additional year to achieve compliance, through April 2017, under certain circumstances for reliability critical units. MATS has been challenged in the U.S. Court of Appeals for the District of Columbia Circuit by various entities, including FirstEnergy’s challenge of the PM emission limit imposed on petroleum coke boilers. FirstEnergy and other entities have also petitioned EPA to reconsider and revise various regulatory requirements under MATS. Depending on the outcome of these proceedings and how the MATS are ultimately implemented, AE Supply’s future cost of compliance with MATS may be substantial and other changes to AE Supply’s operations may result.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

As of September 1, 2012, the Armstrong and R. Paul Smith plants have been deactivated. On April 25, 2012, PJM concluded its initial analysis of the reliability impacts from the previously announced plant deactivations. During the year ended December 31, 2012, AE Supply recognized pre-tax severance expenses of approximately $2 million associated with plant deactivations. These costs are included in “other operating expenses” in the Consolidated Statements of Income.

Climate Change

There are a number of initiatives to reduce GHG emissions under consideration at the federal, state and international level. At the federal level, members of Congress have introduced several bills seeking to reduce emissions of GHG in the United States, and the House of Representatives passed one such bill, the American Clean Energy and Security Act of 2009, in June 2009. Certain states, primarily the northeastern states participating in the Regional Greenhouse Gas Initiative and western states led by California, have coordinated efforts to develop regional strategies to control emissions of certain GHGs.

In September 2009, the EPA finalized a national GHG emissions collection and reporting rule that required FirstEnergy to measure and report GHG emissions commencing in 2010. In December 2009, the EPA released its final “Endangerment and Cause or Contribute Findings for Greenhouse Gases under the Clean Air Act.” The EPA’s finding concludes that concentrations of several key GHGs increase the threat of climate change and may be regulated as “air pollutants” under the CAA. In April 2010, the EPA finalized new GHG standards for model years 2012 to 2016 passenger cars, light-duty trucks and medium-duty passenger vehicles and clarified that GHG regulation under the CAA would not be triggered for electric generating plants and other stationary sources until January 2, 2011, at the earliest. In May 2010, the EPA finalized new thresholds for GHG emissions that define when NSR preconstruction permits would be required including an emissions applicability threshold of 75,000 tons per year of CO2 equivalents for existing facilities under the CAA’s PSD program.

At the international level, the Kyoto Protocol, signed by the U.S. in 1998 but never submitted for ratification by the U.S. Senate, was intended to address global warming by reducing the amount of man-made GHG, including CO2, emitted by developed countries by 2012. A December 2009 U.N. Climate Change Conference in Copenhagen did not reach a consensus on a successor treaty to the Kyoto Protocol, but did take note of the Copenhagen Accord, a non-binding political agreement that recognized the scientific view that the increase in global temperature should be below two degrees Celsius; included a commitment by developed countries to provide funds, approaching $30 billion over three years with a goal of increasing to $100 billion by 2020; and established the “Green Climate Fund” to support mitigation, adaptation, and other climate-related activities in developing countries. To the extent that they have become a party to the Copenhagen Accord, developed economies, such as the European Union, Japan, Russia and the United States, would commit to quantified economy-wide emissions targets from 2020, while developing countries, including Brazil, China and India, would agree to take mitigation actions, subject to their domestic measurement, reporting and verification. A December 2011 U.N. Climate Change Conference in Durban, South Africa, established a negotiating process to develop a new post-2020 climate change protocol, called the “Durban Platform for Enhanced Action”. This negotiating process contemplates developed countries, as well as developing countries such as China, India, Brazil, and South Africa, to undertake legally binding commitments post-2020. In addition, certain countries agreed to extend the Kyoto Protocol for a second commitment period, commencing in 2013 and expiring in 2018 or 2020.

AE Supply cannot currently estimate the financial impact of climate change policies, although potential legislative or regulatory programs restricting CO2 emissions, or litigation alleging damages from GHG emissions, could require significant capital and other expenditures or result in changes to its operations.

Clean Water Act

Various water quality regulations, the majority of which are the result of the federal CWA and its amendments, apply to AE Supply’s plants. In addition, the states in which FirstEnergy operates have water quality standards applicable to AE Supply’s operations.

In 2004, the EPA established new performance standards under Section 316(b) of the CWA for reducing impacts on fish and shellfish from cooling water intake structures at certain existing electric generating plants. The regulations call for reductions in impingement mortality (when aquatic organisms are pinned against screens or other parts of a cooling water intake system) and entrainment (which occurs when aquatic life is drawn into a facility’s cooling water system). In 2007, the U.S. Court of Appeals for the Second Circuit invalidated portions of the Section 316(b) performance standards and the EPA has taken the position that until further rulemaking occurs, permitting authorities should continue the existing practice of applying their best professional judgment to minimize impacts on fish and shellfish from cooling water intake structures. In April 2009, the U.S. Supreme Court reversed one significant aspect of the Second Circuit’s opinion and decided that Section 316(b) of the CWA authorizes the EPA to compare costs with benefits in determining the best technology available for minimizing adverse environmental impact at cooling water intake structures. On March 28, 2011, the EPA released a new proposed regulation under Section 316(b) of the CWA to reduce fish impingement to a 12% annual average and determine site-specific controls, if any, to reduce entrainment of aquatic life following studies to be provided to permitting authorities. In July 2012, the period for finalizing the Section 316(b) regulation was extended to July 27, 2013. FirstEnergy is studying various control options and their costs and effectiveness,

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

including pilot testing of reverse louvers in a portion of the Bay Shore power plant’s water intake channel to divert fish away from the plant’s water intake system. Depending on the results of such studies and the EPA’s further rulemaking and any final action taken by the states exercising best professional judgment, the future costs of compliance with these standards may require material capital expenditures.

In December 2010, PA DEP submitted its CWA 303(d) list to the EPA with a recommended sulfate impairment designation for an approximately 68 mile stretch of the Monongahela River north of the West Virginia border. In May 2011, the EPA agreed with PA DEP’s recommended sulfate impairment designation. PA DEP’s goal is to submit a final water quality standards regulation, incorporating the sulfate impairment designation for EPA approval by May 2013. PA DEP will then need to develop a TMDL limit for the river, a process that will take approximately five years. Based on the stringency of the TMDL, AE Supply may incur significant costs to reduce sulfate discharges into the Monongahela River from the coal-fired Hatfield’s Ferry and Mitchell Plants in Pennsylvania and the coal-fired Fort Martin Plant in West Virginia.

AE Supply intends to vigorously defend against the CWA matters described above but cannot predict their outcomes or estimate their loss or possible range of loss.

OTHER LEGAL PROCEEDINGS

ICG Litigation

On December 28, 2006, AE Supply and MP filed a complaint in the Court of Common Pleas of Allegheny County, Pennsylvania against ICG, Anker WV, and Anker Coal. Anker WV entered into a long term Coal Sales Agreement with AE Supply and MP for the supply of coal to the Harrison generating facility. Prior to the time of trial, ICG was dismissed as a defendant by the Court, which issue can be the subject of a future appeal. As a result of defendants’ past and continued failure to supply the contracted coal, AE Supply and MP have incurred and will continue to incur significant additional costs for purchasing replacement coal. A non-jury trial was held from January 10, 2011 through February 1, 2011. At trial, AE Supply and MP presented evidence that they have incurred in excess of $80 million in damages for replacement coal purchased through the end of 2010 and will incur additional damages in excess of $150 million for future shortfalls. Defendants primarily claim that their performance is excused under a force majeure clause in the coal sales agreement and presented evidence at trial that they will continue to not provide the contracted yearly tonnage amounts. On May 2, 2011, the court entered a verdict in favor of AE Supply and MP for $104 million ($90 million in future damages and $14 million for replacement coal / interest). On August 25, 2011, the Allegheny County Court denied all Motions for Post-Trial relief and the May 2, 2011 verdict became final. On August 26, 2011, the defendants posted bond and filed a Notice of Appeal with the Superior Court. On August 13, 2012, the Superior Court affirmed the $14 million past damages award but vacated the $90 million future damages award. While the Superior Court found that the defendants still owed future damages, it remanded the calculation of those damages back to the trial court. The specific amount of those future damages is not known at this time, but they are expected to be calculated at a market price of coal that is significantly lower than the price used by the trial court. On August 27, 2012, AE Supply and MP filed an Application for Reargument En Banc with the Superior Court, which was denied on October 19, 2012. AE Supply and MP filed a Petition for Allowance of Appeal with the Pennsylvania Supreme Court on November 19, 2012. A ruling by the Supreme Court on whether it will hear the case is expected in the second quarter of 2013. AE Supply and MP intend to vigorously pursue this matter through appeal.

California Claims Matters

In October 2006, several California governmental and utility parties presented AE Supply with a settlement proposal to resolve alleged overcharges for power sales by AE Supply to the California Energy Resource Scheduling division of the CDWR during 2001. The settlement proposal claims that CDWR is owed approximately $190 million for these alleged overcharges. This proposal was made in the context of mediation efforts by FERC and the United States Court of Appeals for the Ninth Circuit in several pending proceedings to resolve all outstanding refund and other claims, including claims of alleged price manipulation in the California energy markets, during 2000 and 2001. The Ninth Circuit had previously remanded one of those proceedings to FERC, which dismissed the claims of the California Parties in May 2011, and affirmed the dismissal in June 2012. On June 20, 2012, the California Parties appealed FERC’s decision back to the Ninth Circuit. The timing of further action by the Ninth Circuit is unknown.

In another proceeding, in June 2009, the California Attorney General on behalf of certain California parties filed another complaint with FERC against various sellers, including AE Supply, again seeking refunds for transactions in the California energy markets during 2000 and 2001. The above-noted transactions with CDWR are the basis for including AE Supply in this complaint. AE Supply filed a motion to dismiss, which was granted by FERC in May 2011, and affirmed by FERC in June 2012. The California Attorney General has appealed FERC’s dismissal of its complaint to the Ninth Circuit, which has consolidated the case with other pending appeals related to California refund claims, and stayed the proceedings pending further order.

AE Supply cannot predict the outcome of either of the above matters or estimate the possible loss or range of loss.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FTR Underfunding Complaint

In PJM, FTRs are a mechanism to hedge congestion and operate as a financial replacement for physical firm transmission service. FTRs are financially-settled instruments that entitle the holder to a stream of revenues based on the hourly congestion price differences across a specific transmission path in the PJM Day-ahead Energy Market. However, due to certain language in the PJM tariff, the funds that are set aside to pay FTRs can be diverted to other uses, resulting in “underfunding” of FTR payments. Since June of 2010, FES and AE Supply have lost more than $55 million in revenues that they are entitled to receive as FTR holders to hedge congestion costs. FES and AE Supply continue to experience significant underfunding.

On December 28, 2011, FES and AE Supply filed a complaint with FERC for the purpose of modifying certain provisions in the PJM tariff to eliminate FTR underfunding. On March 2, 2012, FERC issued an order dismissing the complaint. In its order, FERC ruled that it was not appropriate to initiate action at that time because of the unknown root causes of FTR underfunding. FERC directed PJM to convene stakeholder proceedings for the purpose of determining the root causes of the FTR underfunding. FERC went on to note that its dismissal of the complaint was without prejudice to FES and AE Supply or any other affected entity filing a complaint if the stakeholder proceedings proved unavailing. FES and AE Supply sought rehearing of FERC’s order and, on July 19, 2012, FERC denied rehearing. In April, 2012, PJM issued a report on FTR underfunding. However, the PJM stakeholder process proved unavailing as the stakeholders were not willing to change the tariff to eliminate FTR underfunding. Accordingly, on February 15, 2013, FES and AE Supply refiled their complaint for the purpose of changing the PJM tariff to eliminate FTR underfunding. This complaint is pending before FERC.

Reliability Matters

Federally-enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on AE Supply. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to eight regional entities, including RFC. All of AE Supply’s facilities are located within the RFC region. AE Supply actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

AE Supply believes that it is in compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, AE Supply occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such items are found, AE Supply develops information about the item and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an item to RFC. Moreover, it is clear that the NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. The financial impact of complying with future new or amended standards cannot be determined at this time; however, 2005 amendments to the FPA provide that all prudent costs incurred to comply with the future reliability standards be recovered in rates. Any future inability on AE Supply’s part to comply with the reliability standards for its bulk power system could result in the imposition of financial penalties that could have a material adverse effect on its financial condition, result of operations and cash flows.

Sales to Affiliates

AE Supply has received authorization from FERC to make wholesale power sales to affiliated regulated utilities in New Jersey, Ohio and Pennsylvania. AE Supply actively participates in auctions conducted by or on behalf of the regulated affiliates to obtain power necessary to meet the utilities’ POLR obligations

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to AE Supply’s normal business operations pending against AE Supply. AE Supply accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where AE Supply determines that it is not probable, but reasonably possible that it has an obligation, it discloses such obligations and the possible loss or range of loss and if such estimate can be made. If it were ultimately determined that AE Supply or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on AE Supply’s or its subsidiaries’ financial condition, results of operations and cash flows.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

12. TRANSACTIONS WITH AFFILIATED COMPANIES

AE Supply’s operating revenues, operating expenses, investment income and interest expenses include transactions with affiliated companies. These affiliated company transactions include affiliated company power sales agreements between FirstEnergy’s competitive and regulated companies, support service billings, interest on affiliated company notes, including in connection with the money pools and other transactions.

FE’s competitive companies at times provide power through affiliated company power sales to meet a portion of the Utilities’ POLR and default service requirements. The primary affiliated company transactions for AE Supply during the two years ended December 31, 2012 are as follows:

	Successor		Predecessor
(In millions)	2012	February 25, 2011 through December 31, 2011	January 1, 2011 through February 24, 2011

Revenues:
Electric sales to affiliates	$462	$471	$80
Expenses:
Purchased power from affiliates	3	—	—
Support services	33	135	31
Investment Income:
Interest income from FE	2	—	—
Interest Expense:
Interest expense to FE	1	—	—

13. MERGER

On February 25, 2011, the merger between FE and AE closed. Pursuant to the terms of the Agreement and Plan of Merger among FE, Merger Sub, and AE, Merger Sub merged with and into AE, with AE continuing as the surviving corporation and becoming a wholly owned subsidiary of FE. As part of the merger, AE shareholders received 0.667 of a share of FE common stock for each share of AE common stock outstanding as of the date the merger was completed, and all outstanding AE equity-based employee compensation awards were exchanged for FE equity-based awards on the same basis. Total consideration in the merger was $4,354 million, based on the closing price of a share of FE common stock on February 24, 2011, of which approximately $2,706 million was attributable to AE Supply.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

The following table summarizes the differences between the fair values and the carrying values of AE Supply’s assets and liabilities that were “pushed down” to AE Supply as of the date of the merger:

(In millions)

Purchase price attributable to AE Supply	$2,706
Less: AE Supply net book value at merger date, including previously recorded goodwill	1,646

Purchase price in excess of net book value	1,060

Fair value adjustments to assets acquired - increases:
Coal supply contracts	408
Energy contracts	181
Property, plant and equipment	432
Fair value adjustments to liabilities assumed - increases:
Accumulated deferred income taxes	(365)
Coal supply and transportation contracts	(96)
Other	(5)

Net fair value adjustments	555
Increase in goodwill	505

Total adjustments	$1,060

The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was recognized as goodwill. Total goodwill resulting from the merger was $873 million. The goodwill is not deductible for tax purposes.

The estimated fair values of the assets acquired and liabilities assumed have been determined based on the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The valuation of the additional intangible assets and liabilities recorded on AE Supply as a result of the merger is as follows:

(In millions)	Valuation
Above market contracts:
Energy contracts	$181
Coal supply contracts	408

589

Below market contracts:
Coal supply contracts	61
Transportation contract	35

96

Net intangible assets	$493

The fair value measurements of intangible assets and liabilities were primarily based on significant unobservable inputs and thus represent level 3 measurements as defined in accounting guidance for fair value measurements.

The fair value of these contracts was determined in a similar manner based on the present value of the above/below market cash flows attributable to the contracts. The fair value of these contracts are being amortized based on expected deliveries under each contract.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AE Supply, a Delaware limited liability company, is a wholly owned subsidiary of AE. AE Supply provides energy-related products and services to retail and wholesale customers, and operates and maintains certain fossil and hydroelectric generation facilities in Pennsylvania, West Virginia and Virginia. FES purchases the uncommitted output of AE Supply.

AE Supply’s revenues are derived primarily from sales to wholesale customers, sales to individual retail customers, and participation in affiliated and non-affiliated POLR auctions. AE Supply’s sales are primarily concentrated in Ohio, Pennsylvania and Maryland. The demand for electricity produced by and sold by AE Supply, along with the price of that electricity, is principally impacted by conditions in competitive power markets, global economic activity as well as economic activity and weather conditions in the Midwest and Mid-Atlantic regions of the United States.

AE Supply is exposed to various market and financial risks, including the risk of price fluctuations in the wholesale power markets. Wholesale power prices may be impacted by the prices of other commodities, including coal and natural gas, and energy efficiency and demand response programs, as well as regulatory and legislative actions, such as MATS, among other factors. AE Supply attempts to mitigate the market risk inherent in its energy position by economically hedging its exposure and continuously monitoring various risk measurement metrics to ensure compliance with its risk management policies.

RISKS AND CHALLENGES

In executing our strategy, we face a number of industry and enterprise risks and challenges.

We operate in a business environment that involves significant risks, many of which are beyond our control. Management regularly evaluates the most significant risks of the businesses and reviews those risks with FE’s Board of Directors or appropriate Committees of the Board. Risks related to business operations, risks associated with regulation, and risks associated with our financing and capital structure could affect our financial results and cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Results of Operations

Earnings to parent increased by $63 million in 2012 compared to the period February 25, 2011 through December 31, 2011 as more fully described below. Results of operations for the year ended December 31, 2011, include only ten months of results.

Revenues -

Total revenues decreased $56 million, or 3%, in 2012, compared to the period February 25, 2011 through December 31, 2011, primarily due to a decline in POLR sales and transmission revenue, partially offset by affiliated financial sales.

The decrease in total revenues resulted from the following sources:

Revenues by Type of Service	For the Year Ended December 31, 2012	For the Period February 25, 2011 through December 31, 2011	Increase(Decrease)
	(In millions)
Direct and Governmental Aggregation Sales	$85	$84	$1
POLR and Structured Sales	366	561	(195)
Wholesale Sales	903	920	(17)
Affiliated Financial Sales	192	—	192
Transmission	45	88	(43)
Other	—	(6)	6

Total Revenues	$1,591	$1,647	$(56)

MWH Sales by Channel	For the Year Ended December 31, 2012	For the Period February 25, 2011 through December 31, 2011	Increase(Decrease)
	(In thousands)
Direct and Governmental Aggregation Sales	1,429	1,390	2.8%
POLR and Structured Sales	6,452	9,466	(31.8)%
Wholesale	22,019	15,753	39.8%

Total MWH Sales	29,900	26,609	12.4%

The direct and governmental aggregation revenues were flat to 2011. The decrease in POLR and structured revenues of $195 million was due primarily to decreased sales volumes and lower unit prices.

Wholesale revenues decreased $17 million due to a $130 million decrease in capacity revenues resulting from lower prices and decreased gains of $27 million on financially settled contracts, partially offset by a $119 million increase in short-term (net hourly position) transactions and lower purchase accounting amortization associated with energy and coal contracts of $21 million. Affiliated financial sales are the result of a PSA agreement with FES that began in 2012 whereby FES purchased the uncommitted output of AE Supply.

Transmission revenues declined $43 million due primarily to lower congestion revenues.

The following tables summarize the price and volume factors contributing to changes in revenues:

Source of Change in Direct and Governmental Aggregation	Increase (Decrease)
(In millions)

Effect of increase in sales volumes	$2
Change in prices	(1)

$1

Source of Change in POLR and Structured Revenues	(Decrease)
(In millions)

Effect of decrease in sales volumes	$(181)
Change in prices	(14)

$(195)

Source of Change in Wholesale Revenues	Increase (Decrease)
(In millions)

Effect of increase in sales volumes	$269
Change in prices	(150)
Gain on settled contracts and other	(27)
Capacity revenue	(130)
Purchase accounting amortization	21

$(17)

Operating Expenses -

Total operating expenses decreased by $134 million in 2012 compared to the period February 25, 2011 through December 31, 2011.

The following table summarizes the factors contributing to the changes in fuel and purchased power costs in 2012 compared with the period February 25, 2011 through December 31, 2011:

Source of Change in Fuel and Purchased Power	Increase (Decrease)
(In millions)

Fossil Fuel:
Change due to unit costs	$(51)
Change due to volume consumed	126
Change in purchase accounting amortization	(8)

67

Purchased Power:
Change due to unit costs	5
Change due to volume purchased	(2)
Loss on settled contracts	(5)
Capacity expense	(67)

(69)

Net Decrease in Fuel and Purchased Power Costs	$(2)

Fuel costs increased $67 million primarily due to higher volumes partially offset by lower unit prices. The decrease in purchased power primarily relates to lower capacity expense due to lower capacity prices.

Other operating expenses decreased by $157 million in 2012, compared to the period February 25, 2011 through December 31, 2011 due to the following:

•	Transmission expenses decreased $75 million due primarily to lower congestion and ancillary costs.

•	Fossil operating costs increased by $2 million due primarily to higher labor expense associated with two additional months in 2012 compared to the period February 25, 2011 through December 31, 2011.

•

Other operating expenses decreased by $84 million primarily due to favorable mark-to-market adjustments on commodity contract positions ($47 million). In addition, 2011 expenses include $26 million of merger related costs, $8 million impairment charges on emission allowances that were expected to be obsolete and $3 million in impairment charges on long-lived assets in connection with the plant deactivations.

General taxes increased by $7 million due to the additional two months in the 2012 results. Pensions and OPEB mark-to-market adjustment charges increased $6 million from higher net actuarial losses.

CAPITAL RESOURCES AND LIQUIDITY

AE Supply expects its existing sources of liquidity to remain sufficient to meet its anticipated obligations and those of its subsidiaries. AE Supply’s business is capital intensive, requiring significant resources to fund operating expenses, construction expenditures, scheduled debt maturities and interest and dividend payments. In addition to internal sources to fund liquidity and capital requirements for 2013 and beyond, AE Supply expects to rely on external sources of funds. Short-term cash requirements not met by cash provided from operations are generally satisfied through short-term borrowings. Long-term cash needs may be met through the issuance of long-term debt and/or equity. AE Supply expects that borrowing capacity under credit facilities will continue to be available to manage working capital requirements along with continued access to long-term capital markets.

A material adverse change in operations, or in the availability of external financing sources, could impact AE Supply’s liquidity position and ability to fund its capital requirements. To mitigate risk, AE Supply’s business strategy stresses financial discipline and a strong focus on execution. Major elements include the expectation of: adequate cash from operations, opportunities for favorable long-term earnings growth in the competitive generation markets, operational excellence, business plan execution, well-positioned generation fleet, no speculative trading operations, appropriate long-term commodity hedging positions, manageable capital expenditure program, adequately funded pension plan and minimal near-term maturities of existing long-term debt.

As of December 31, 2012, AE Supply’s net surplus in working capital (current assets less current liabilities) was due in large part to a decrease in currently payable long-term debt from December 31, 2011. AE Supply has $50 million of unsecured notes in currently payable long-term debt as of December 31, 2012.

Long-Term Debt Capacity

AE Supply’s access to capital markets and costs of financing are influenced by the credit ratings of its securities. The following table displays AE Supply’s and its subsidiaries’ credit ratings as of December 31, 2012:

Senior Unsecured
Issuer	S&P	Moody’s	Fitch
AE Supply	BBB-	Baa3	BBB-
AGC	BBB-	Baa3	BBB

Changes in Cash Position

As of December 31, 2012, AE Supply had $20 million of cash and cash equivalents compared to $19 million of cash and cash equivalents as of December 31, 2011. As of December 31, 2012 and 2011, AE Supply had no restricted cash.

During 2012, AE Supply received $9 million of cash dividends from its subsidiaries.

Cash Flows From Operating Activities

Net cash provided from operating activities was $141 million during 2012 and $534 million during the period February 25, 2011 through December 31, 2011, as summarized in the following table:

Operating Cash Flows	For the Year Ended December 31, 2012	For the Period February 25, 2011 through December 31, 2011	Difference
	(In millions)
Net income	$52	$(12)	$64
Non-cash charges	252	248	4
Working capital and other	(163)	298	(461)

	$141	$534	$(393)

The $4 million increase in non-cash charges in 2012 is primarily due to the following:

•	$32 million from increased deferred income taxes primarily resulting from an increase in the AE Supply repair and maintenance deduction.

•	$47 million due to favorable mark-to-market adjustments on commodity contract positions.

•	$12 million from increased depreciation expense due to two additional months in 2012 as compared to the comparable period in 2011.

•	$6 million increase in the pension mark-to-market adjustment due to higher net actuarial losses.

The $461 million decrease in cash flows from working capital and other is primarily due to the following:

•	$356 million from lower collections from customers during 2012 primarily as a result of lower revenues described in Results of Operations above.

•	$42 million from increased materials and supply balances as a result of increased coal inventories during 2012.

•	$51 million from lower accounts payable balances as a result of the timing of payments during 2012 as compared to 2011.

Cash Flows From Financing Activities

In 2012, cash used for financing activities was $399 million compared to $71 million during the period February 25, 2011 through December 31, 2011. The following tables summarize new debt financing (net of any discounts) and redemptions:

Securities Issued or Redeemed / Retired	For the Year Ended December 31, 2012	For the Period February 25, 2011 through December 31, 2011
	(In millions)

New Issues
Unsecured Notes	$—	$100

Redemptions / Retirements
Unsecured notes	$503	$153

Short-term borrowings, net	$112	$—

On April 16, 2012, AE Supply retired $503 million of 8.25% medium term notes at maturity.

Cash Flows From Investing Activities

Cash from investing activities in 2012 principally represented net cash from loans to affiliated companies. The following table summarizes investing activities for 2012 and the period February 25, 2011 through December 31, 2011:

Cash Used for (Provided from) Investing Activities	For the Year Ended December 31, 2012	For the Period February 25, 2011 through December 31, 2011	Increase(Decrease)
	(In millions)
Property additions	$128	$134	$(6)
Loans to affiliated companies, net	(381)	331	(712)
Other	(5)	—	(5)

	$(258)	$465	$(723)

AE Supply’s capital expenditures in 2013 are estimated to be $197 million. In addition to internal sources to fund capital requirements for 2013 and beyond, AE Supply expects to rely on external sources of funds, which may include access to the capital markets.

Refer to Note 9, Short-term Borrowings and Bank Lines of Credit of the Notes to Financial Statements for additional information on capital resources and liquidity.

CONTRACTUAL OBLIGATIONS

As of December 31, 2012, AE Supply’s estimated cash payments under existing contractual obligations that it considers firm obligations are as follows:

Contractual Obligations	Total	2013	2014-2015	2016-2017	Thereafter
	(In millions)
Long-term debt(1)	$1,201	$100	$—	$—	$1,101
Interest on long-term debt(2)	1,355	71	140	140	1,004
Operating leases(3)	14	4	8	2	—
Fuel and purchased power(4)	2,044	645	705	444	250
Capital expenditures	78	67	11	—	—
Other(5)	7	4	3	—	—

Total	$4,699	$891	$867	$586	$2,355

(1)	Excludes fair value accounting adjustments and capital leases.
(2)	Interest on variable-rate debt based on rates as of December 31, 2012.
(3)	See Note 4, Leases, of the Notes to Consolidated Financial Statements.
(4)	Amounts under contract with fixed or minimum quantities based on estimated annual requirements.
(5)	Includes amounts for contingent tax liabilities (see Note 3, Income Taxes, of the Notes to Consolidated Financial Statements).

MARKET RISK

Interest Rate Risk

AE Supply’s exposure to fluctuations in market interest rates is reduced since a significant portion of its debt has fixed interest rates. The table below presents principal amounts and related weighted average interest rates by year of maturity for AE Supply’s debt obligations.

Comparison of Carrying Value to Fair Value

Year of Maturity	2013	2014-2017	Thereafter	Total	Fair Value
	(In millions)
Liabilities:
Long-term Debt:
Fixed rate	$—	$—	$1,151	$1,151	$1,276
Average interest rate			6.1%	6.1%
Variable rate	$50	$—	$—	$50	$50
Average interest rate	2.8%			2.8%

CREDIT RISK

Credit risk is defined as the risk that a counterparty to a transaction will be unable to fulfill its contractual obligations. AE Supply evaluates the credit standing of a prospective counterparty based on the prospective counterparty’s financial condition. AE Supply may impose specified collateral requirements and use standardized agreements that facilitate the netting of cash flows. AE Supply monitors the financial conditions of existing counterparties on an ongoing basis. FE’s risk management group oversees credit risk.

Wholesale Credit Risk

AE Supply measures wholesale credit risk as the replacement cost for derivatives in power and emission allowances, adjusted for amounts owed to or due from counterparties for settled transactions. The replacement cost of open positions represents unrealized gains, net of any unrealized losses, where AE Supply has a legally enforceable right of set-off. AE Supply monitors and manages the credit risk of wholesale marketing, risk management and energy transacting operations through credit policies and procedures, which include an established credit approval process, daily monitoring of counterparty credit limits, the use of credit mitigation measures such as margin, collateral and the use of master netting agreements.

Retail Credit Risk

AE Supply’s principal retail credit risk exposure relates to its competitive electricity activities, which serve commercial and industrial companies. Retail credit risk results when customers default on contractual obligations or fail to pay for service rendered. This risk represents the loss that may be incurred due to the nonpayment of customer accounts receivable balances, as well as the loss from the resale of energy previously committed to serve customers.

Retail credit risk is managed through established credit approval policies, monitoring customer exposures and the use of credit mitigation measures such as deposits in the form of LOCs, cash or prepayment arrangements.

Retail credit quality is affected by the economy and the ability of customers to manage through unfavorable economic cycles and other market changes. If the business environment were to be negatively affected by changes in economic or other market conditions, AE Supply’s retail credit risk may be adversely impacted.

OUTLOOK

Refer to Note 11, Commitments and Contingencies, of the Notes to Consolidated Financial Statements